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                         RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                              FACTORY CARD OUTLET CORP.


    The undersigned, in order to form a corporation pursuant to the provisions of the General Corporation Law of Delaware, hereby certifies:


    FIRST:    The name of the Corporation is Factory Card Outlet Corp.


    SECOND:   The address of the Corporation's registered agent in Delaware is

1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust  Company.


    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation

Law of Delaware.


    FOURTH:


    Section 1.     Authorized Shares.


         The Corporation has authority to issue 50,000,000 shares of Common

Stock, $.01 par value per share (the "Common Stock"), and 10,000,000 shares of

Preferred Stock, $.01 par value per share (the "Preferred Stock").


    Section 2.     Preferred Stock.


         a)   The Board of Directors is authorized, subject to limitations by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to

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establish from time to time out of the number of shares to be included in each such series, and to fix the designation, powers, rights, preferences,

qualifications, limitations and restrictions of the shares of each such series.


         b)   The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:


         (1)  The number of shares constituting that series and the distinctive designation of that series;


         (2)  The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


         (3)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;


         (4)  Whether that series shall have conversion privileges, and, if so,

    the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;


         (5)  Whether or not the shares of that series shall be redeemable,

    and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


         (6)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and conditions of such sinking fund;


         (7)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

    and the relative rights of priority, if any, of payment of shares of that series; and


         (8)  Any other powers, rights, preferences, qualifications,

    limitations and restrictions of that series.

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    FIFTH:    The name and mailing address of the incorporator is Joseph H.

    Kott, 163 Madison Avenue, CN  1945, Morristown, N.J.  07960.


    SIXTH:    The powers of the incorporator shall terminate upon the filing of the Certificate of Incorporation and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

    William E. Freeman       -         316 Beacon Light Rd.
                                       Califon, N.J.  07630

    George C. Betke, Jr.     -         P.O. Box 295
                                       Essex Fells, N.J.  07021


    SEVENTH:  The Corporation may indemnify every corporation agent as defined in, and to the full extent permitted by, Section 145 of the General Corporation

Law of Delaware, and to the full extent otherwise permitted by law.  The power to make, alter, or repeal By-Laws is conferred upon the directors.  Meetings of stockholders may be held within or without the State of Delaware as the law may provide.  Subject to the By-Laws, the election of directors need not be by written ballot.


    EIGHTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation

Law, or  (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the Corporation shall be

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eliminated or limited to the fullest extent permitted by the Delaware General

Corporation Law, as so amended.

    Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


    NINTH:    The directors shall have the right to amend, alter, change or repeal any provision in this Certificate of  Incorporation or in the

Corporation's By-Laws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.


    TENTH:    Pursuant to Section 103(d) of the General Corporation Law of

Delaware, this Certificate of Incorporation is to be effective upon its filing date.


    ELEVENTH:

    Section 1.     Special Meetings.

    Notwithstanding anything to the contrary in the Corporation's By-Laws,

special meetings of the stockholders may only be called by resolution of the

Board of Directors or by the Chairman of the Board or President or by the

Chairman, President or Secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the members of the Board of

Directors or a majority of the stockholders of the Corporation.


    Section 2.     Actions by Stockholders.


    Notwithstanding anything to the contrary in the Corporation's By-Laws, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken except at a duly called meeting of the stockholders of the Corporation, or upon the unanimous written consent of the stockholders entitled to vote thereat.

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Section 3.    Stockholder Nominations and Other Proposals.


    Notwithstanding anything to the contrary in the Corporation's By-Laws,

stockholders of the Corporation may only propose actions to be taken by the

Corporation and nominate members of the Board of Directors upon ninety (90) days prior written notice to the Corporation.


    IN WITNESS WHEREOF, the undersigned incorporator has executed this

Certificate of Incorporation and has certified this as his act and deed and the facts herein stated are true, this ____day of ____, 1996.


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